Exhibit 99.1

                                         COMPANY CONTACT:

                                         Cindy Presar, Investor Relations
                                         cpresar@cardiodynamics.com
                                         800-778-4825 Ext. 1031

          CARDIODYNAMICS REPORTS FOURTH QUARTER AND FISCAL 2005 RESULTS

 INCLUDES $0.26 EPS NON-CASH CHARGE FROM RE-ESTABLISHMENT OF VALUATION ALLOWANCE

SAN DIEGO, CA--February 9, 2006--CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, today announced its financial and operating results for the fourth quarter and full fiscal year 2005. Highlights include the company's first quarterly sequential revenue growth in 2005, third consecutive quarter of positive operating cash flow, notification that the manuscript for the company's CONTROL clinical trial has been accepted for publication, and initial shipments of Vermed's ECG electrode products to the first Premier, Inc. customer which was obtained under a 3-year, shared contract award.

2005 FOURTH QUARTER AND YEAR-END RESULTS:

Net sales for the fourth quarter fiscal 2005 were $9.2 million, a decrease of 21% over net sales of $11.6 million for the same quarter last year, but an increase of 5% over the $8.8 million reported in third quarter 2005. Fiscal 2005 sales were $37.0 million, a decrease of 10% over sales of $41.0 million reported for fiscal year 2004. The sales decline in the fourth quarter and fiscal 2005 were principally the result of a CMS policy clarification which served to restrict hypertension usage of the Company's ICG technology to patients that have uncontrolled blood pressure and are presently treated with three or more medications.

In the fourth quarter of 2005, CardioDynamics reported a net loss of $13.1 million, or $0.27 per diluted share, compared with net income of $7.4 million, or $0.15 per diluted share, reported in the fourth quarter 2004. Net loss for the full year 2005 was $14.9 million, or $0.31 per diluted share, compared to net income of $10.1 million, or $0.21 per diluted share, for the same period in 2004. The significant fluctuation between 2004 and 2005 primarily relates to a non-cash tax benefit of approximately $7.4 million (or $0.15 per diluted share) recorded in fourth quarter 2004 resulting from the removal of the Company's valuation allowance on its deferred tax assets. A valuation allowance of $12.5 million (or $0.26 per diluted share) was re-established in the fourth quarter 2005 as a result of the net tax losses incurred in 2005. These valuation allowance adjustments required under Statement of Financial Accounting Standards
(SFAS) 109 do not affect operating results or cash flow.

In the fourth quarter of 2005, CardioDynamics reported a loss from operations of $1.0 million, compared with income from operations of $0.1 million in the fourth quarter 2004. Operating loss for the full year 2005 was $3.8 million compared with income from operations of $2.9 million for the same period in 2004. The operating loss for the fourth quarter 2005 and full year was primarily the result of lower net sales and gross margin in the ICG business, partially offset by reduced operating expenses compared with the same periods in 2004.

Despite the operating loss for the quarter, the Company generated $57,000 of operating cash flow in the fourth quarter, the company's third consecutive quarter of positive operating cash flow. For the year, the Company used $138,000 of cash from operations compared with generating $4.4 million in 2004. The Company ended fiscal 2005 with $3.6 million in cash and cash equivalents.

OPERATING HIGHLIGHTS:

ICG devices sold during fourth quarter 2005 totaled 319, including 231 BioZ monitors, 66 ICG modules and 22 Medis ICG monitors, an overall increase of 13% from the same quarter last year. Included in shipments for the fourth quarter were 120 factory-certified refurbished BioZ monitors, 60 of which were sold in China as part of the Company's initiative to accelerate market adoption in this emerging market. The number of ICG systems and modules sold to date now totals over 5,900. As of November 30, 2005, the Company employed 74 field sales associates, including 45 U.S. territory managers and 16 clinical application specialists.

Combined ICG and electrocardiograph (ECG) sensor revenue for fourth quarter 2005 was $3.7 million, representing 40% of total net sales. During fourth quarter 2005, Vermed contributed $2.2 million to consolidated net sales. ICG sensor revenue for fourth quarter 2005 was $1.5 million (22% of total ICG net sales), a decrease of 7%, compared to $1.6 million (17% of total ICG net sales) in the same quarter 2004. In fiscal 2005, combined ICG and ECG sensor revenue was $16.0 million, an increase of 21% from $13.2 million in fiscal 2004.

Total gross margin for the fourth quarter 2005 was 50% of net sales; gross margin for the ICG business was 57% and for the Vermed ECG business was 27%. This compares to 71% total gross margin for the same quarter last year with 79% for the ICG business and 38% for the ECG business. The decrease in overall gross margin during fourth quarter 2005 was largely a result of decreased average selling prices for ICG products, including a higher mix of the lower-priced, factory-certified BioZ monitors, warranty accruals, and in the ECG segment, higher discounts for large purchasing organizations and higher depreciation on the manufacturing equipment added during the year. For the fiscal year of 2005, total gross margin was 58% of net sales with 65% for the ICG business and 39% for the ECG business.

Operating expenses for fourth quarter 2005 decreased 31% to $5.6 million compared with $8.1 million for the same quarter in 2004. The decrease was largely due to a 29% decrease in selling and marketing expenses primarily as a result of lower commissions related to the Company's decreased revenues and reduced bad debt expense resulting from lower accounts receivable balances and improved collections from customers; a 52% decrease in research and development spending compared to fourth quarter 2004 principally associated with the completion of the BioZ Dx, the co-developed product with Philips Medical Systems; and a 20% decrease in general and administrative expenses, the majority of which are related to reduced headcount and lower Sarbanes-Oxley related outside consulting costs. For the fiscal year of 2005, operating expenses decreased 4% to $25.3 million compared with $26.4 million for fiscal year 2004.

CEO COMMENTS AND OUTLOOK:

Michael K. Perry, CardioDynamics' Chief Executive Officer, commented, "Although 2005 was a challenging year due to the Medicare policy change, it was also a year of rebuilding and laying the foundation for future growth. We were pleased to see the 5% sequential revenue improvement and the third consecutive quarter of positive operating cash flow and to have released our third generation state-of-the-art combined ICG and ECG monitor, the BioZ Dx, earlier in the year. This was our strongest year ever for new clinical evidence with 13 ICG clinical publications and presentations. Most importantly, our CONTROL trial showed that use of BioZ ICG assisted physicians in achieving more than two times better blood pressure control than standard care for hypertensive patients and gives us the opportunity to potentially improve Medicare's hypertension policy."

Perry added, "We enter 2006 with a number of potential business catalysts. We have three major clinical studies accepted for publication in prestigious medical journals. These clinical studies focus on hypertension, heart failure, and shortness of breath, ICG's three major clinical application areas. Based on the significant CONTROL trial results, we are working closely with Medicare to reconsider and potentially expand our hypertension policy. Additionally, we are planning for an active year of product development with the launch of the BioZ Mx, a lower cost-to-manufacture ICG monitor; the next release of the BioZ Dx, our flagship ICG monitor; and the market introduction of the BioZ AdvaSense(TM) sensor, an advanced, proprietary ICG sensing system. Finally, we will continue to make investments in our sensor business which provides a growing, profitable, and more predictable annuity complementing our ongoing system sales initiatives."

FISCAL 2005 HIGHLIGHTS AND ACCOMPLISHMENTS:

o Product Releases and FDA 510(k) Clearance: Market release of Phase I BioZ Dx, (ICG only) with subsequent FDA 510(k) clearance and market release for Phase II BioZ Dx, which added ECG capability to our flagship product.

o    Clinical Studies, Presentations and Publications:

     o Completion and presentation of the Company's 11-center, randomized CONTROL study demonstrating that use of BioZ ICG in mild-to-moderate hypertensive patients was more than two times better than standard care.

     o Publication of seven articles in the American Journal of Hypertension highlighting the significance of ICG in the management of hypertension.

     o Presentation of a 331-patient study conducted by the San Diego Veterans Administration Healthcare System and University of California, San Diego School of Medicine, concluding that ICG and B-type natriuretic peptide (BNP) testing significantly add to the ability to risk stratify and predict future heart failure-related events.

     o Presentation of a study by researchers at Methodist Hospital, San Antonio, Texas on determining cause of shortness of breath in heart failure patients. They reported that ICG thoracic fluid content had a significant correlation with gold standard blood volume analysis, while BNP levels did not.

o Contracts: Vermed's shared award of a 3-year contract with Premier Purchasing Partners, LLP, the group purchasing division of Premier, Inc. and one of the largest healthcare alliances in the United States.

o Manufacturing Automation: Investment of over $800,000 in world-class, automated assembly and manufacturing equipment at Vermed. These investments were made to increase capacity and improve productivity of our consumable operations in anticipation of ICG sensor growth and more aggressive pursuit of group purchasing organizations (GPO), private label, and original equipment manufacturer (OEM) opportunities.

o Election of New Directors: Election of B. Lynne Parshall and Robert W. Keith, medical industry executives with expertise in finance, operations, and marketing, to the Board of Directors.

o    Awards and Recognition:

     o Ranking of 23rd in the 2005 Deloitte & Touche Technology Fast 50, a ranking of the 50 fastest growing technology companies in San Diego/Orange County (213% five-year revenue growth);

     o Received American Electronics Association High Tech Award for medical device/instrumentation companies.

CONFERENCE CALL AND WEBCAST INFORMATION:

Michael K. Perry, Chief Executive Officer, and Steve P. Loomis, Chief Financial Officer, will host a summary of CardioDynamics' fourth quarter results and outlook for 2006 in a conference call today at 4:30 PM (EST). To access the conference call, dial 800-346-7359 (Code 7784). International participants can call 973-528-0008 (Code 7784). A replay of the call will be available for one month following the call at 800-332-6854 (Code 7784). The international replay number is 973-528-0005 (Code 7784). A webcast of the call is available at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=86923&eventID
=1201066 or can be accessed through the Investors section (Investor Overview) of the Company's website at www.cdic.com.

ABOUT CARDIODYNAMICS:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive ICG products and medical device electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

FORWARD-LOOKING (SAFE HARBOR) STATEMENT:

Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as future product introductions, potential sales growth and penetration rates, presentation or publication of clinical studies, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2004 Form 10-K/A. The Company does not undertake to update the disclosures contained in this press release.

UNAUDITED RESULTS:

The results reported in this press release are unaudited and remain subject to completion of the annual financial audit by the Company's independent registered public accounting firm and are therefore subject to adjustments as result of such audit.

                    CARDIODYNAMICS INTERNATIONAL CORPORATION

                 In thousands, except per share data (unaudited)

                                              THREE MONTHS ENDED               FISCAL YEAR ENDED
                                                  NOVEMBER 30                     NOVEMBER 30
                                         ----------------------------    ----------------------------
CONSOLIDATED OPERATIONAL RESULTS             2005            2004            2005            2004
--------------------------------------   ------------    ------------    ------------    ------------
Net Sales                                $      9,187    $     11,628    $     37,005    $     40,988
Cost of Sales                                   4,594           3,427          15,518          11,637
                                         ------------    ------------    ------------    ------------
Gross Margin                                    4,593           8,201          21,487          29,351
Research and Development                          610           1,259           2,487           4,353
Selling and Marketing                           3,954           5,561          17,981          18,357
General and Administrative                        923           1,157           4,387           3,383
Amortization of Intangible Assets                 123             129             464             334
                                         ------------    ------------    ------------    ------------
Income (Loss) from Operations                  (1,017)             95          (3,832)          2,924
Other Income (Expense), net                        47            (115)            (55)             27
                                         ------------    ------------    ------------    ------------
Income (Loss) before Income Taxes                (970)            (20)         (3,887)          2,951
Income Tax Benefit (Provision)                (12,156)          7,447         (11,003)          7,209
Minority Interest                                 (20)            (15)            (54)            (37)
                                         ------------    ------------    ------------    ------------
Net Income (Loss)                        $    (13,146)   $      7,412    $    (14,945)   $     10,123
                                         ============    ============    ============    ============
Net Income (Loss) per Common Share,
  - Basic                                $      (0.27)   $       0.15    $      (0.31)   $       0.21
                                         ============    ============    ============    ============
  - Diluted                              $      (0.27)   $       0.15    $      (0.31)   $       0.21
                                         ============    ============    ============    ============
Weighted-Average Number of Shares
Used in Per Share Calculation:
  - Basic                                      48,803          48,705          48,787          47,668
                                         ============    ============    ============    ============
  - Diluted                                    48,803          49,519          48,787          49,164
                                         ============    ============    ============    ============


SELECTED CONSOLIDATED BALANCE             NOVEMBER 30     NOVEMBER 30
 SHEET DATA                                  2005            2004           CHANGE
--------------------------------------   ------------    ------------    ------------
Cash and Cash Equivalents                       3,615    $      6,801             (47)%
Accounts Receivable, net                        7,359          11,674             (37)%
Inventory, net                                  5,379           4,647              16%
Current Assets                                 18,203          27,257             (33)%
Long-term Assets                               21,795          30,773             (29)%
Total Assets                                   39,998          58,030             (31)%
Current Liabilities                             7,217           7,764              (7)%
Long-term Liabilities                           2,777           5,338             (48)%
Total Liabilities                               9,994          13,102             (24)%
Minority Interest                                 241             194              24%
Shareholders' Equity                           29,763          44,734             (33)%